Filed pursuant to Rule 433
Registration Statements Nos. 333-139459 and 333-139459-01
Relating to Preliminary Prospectus Supplement dated
October 21, 2009
Pricing Term Sheet
A preliminary prospectus supplement of Petrobras International Finance Company accompanies this free writing prospectus and is available from the SEC’s website at www.sec.gov.

Issuer:	Petrobras International Finance Company
Guarantor:	Unconditionally and irrevocably guaranteed by Petróleo Brasileiro S.A. - Petrobras
Form:	Senior Unsecured Notes
Offering:	SEC-Registered
Ratings:[1]	Baa1/BBB-/BBB (Positive/Stable/Stable)
Currency:	U.S. Dollars
Principal Amount:	$1,500,000,000
Maturity:	January 20, 2040
Coupon Rate:	6.875%
Interest Basis:	Payable semi-annually in arrears
Day Count:	30/360
Interest Payment Dates:	January 20 and July 20
First Interest Payment Date:	January 20, 2010 (short first coupon)
Gross Proceeds:	$1,476,780,000
Issue Price:	98.452%
Benchmark Treasury:	UST 4.25% due May 15, 2039
Benchmark Treasury Spot and Yield:	99-8+, 4.294%
Spread to Benchmark Treasury:	+ 270.60 bps
Yield to Investors:	7.00%
Make-Whole Call Spread:	+ 40 bps

Pricing Date:	October 23, 2009
Settlement Date:	October 30, 2009 (T+5)
Listing:	New York Stock Exchange
Denominations:	$2,000 and integral multiples of $1,000 in excess thereof
CUSIP:	71645WAQ4
ISIN:	US71645WAQ42
Common Code:	TBD
Joint Bookrunners:	Citigroup Global Markets Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities Inc. Santander Investment Securities Inc.
Co-Managers:	BB Securities Ltd. SG Americas Securities, LLC

[1]	The security ratings above are not a recommendation to buy, sell or hold the securities offered hereby. The ratings may be subject to revision or withdrawal at any time by Moody’s, S&P and Fitch Ratings. Each of the security ratings above should be evaluated independently of any other security rating.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus or any prospectus supplement for this offering if you request it by calling Citigroup Global Markets Inc. collect at 1-212-723-5427, HSBC Securities (USA) Inc. collect at 1-212-525-4102, J.P. Morgan Securities Inc. toll free in the United States at 1-866-846-2874 or Santander Investment Securities Inc. collect at 1-212-407-0995.

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